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                                                                    EXHIBIT 12.1

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                          Nine Months Ended
                                           September 30,                           Years Ended December 31,
                                       ----------------------    --------------------------------------------------------------
                                          2000        1999          1999         1998        1997          1996         1995
                                       ---------    ---------    ---------    ---------    ---------    ---------    ----------
                                                                       (DOLLARS IN THOUSANDS)
Inclusive of interest on deposits:
Pre-tax income from
 operations..........................  $   7,260    $   7,034    $   9,523    $   8,264    $   7,297    $   6,642    $    6,793
Add: Interest on deposits............     17,102       14,556       19,541       15,755       12,941       11,370         9,840
Interest on short-term
 borrowings and notes
 payable and long-term
 debt................................      5,984        2,533        3,739        3,393        1,721          676           291
                                       ---------    ---------    ---------    ---------    ---------    ---------    ----------
     Total fixed charges.............     23,086       17,089       23,280       19,148       14,662       12,046        10,131
                                       ---------    ---------    ---------    ---------    ---------    ---------    ----------
Pre-tax earnings before
 fixed charges.......................  $  30,346    $  24,123    $  32,803    $  27,412    $  21,959    $  18,688    $   16,924
                                       =========    =========    =========    =========    =========    =========    ==========
Ratio of earnings to fixed charges,
 inclusive of interest on
 deposits............................       1.31x        1.41x        1.41x        1.43x        1.50x        1.55x         1.67x
                                       =========    =========    =========    =========    =========    =========    ==========
Exclusive of interest on deposits:
Pre-tax income from
 operations..........................  $   7,260    $   7,034    $   9,523    $   8,264    $   7,297    $   6,642    $    6,793
Add: Total fixed charges -
 interest on short-term
 borrowings, notes payable
 and long-term debt..................      5,984        2,533        3,739        3,393        1,721          676           291
                                       ---------    ---------    ---------    ---------    ---------    ---------    ----------
Pre-tax earnings before
 fixed charges.......................  $  13,244    $   9,567    $  13,262    $  11,657    $   9,018    $   7,318    $    7,084
                                       =========    =========    =========    =========    =========    =========    ==========
Ratio of earnings to fixed charges,
 exclusive of interest on
 deposits............................       2.21x        3.78x        3.55x        3.44x        5.24x       10.83x        24.34x
                                       =========    =========    =========    =========    =========    =========    ==========

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